Exhibit 10.05
Compensation Arrangement between Flextronics International Ltd. and Nicholas Brathwaite
Nicholas Brathwaite, our Chief Technology Officer and a newly-identified named executive officer, receives an annual base salary of $650,000 and is eligible to receive a bonus of up to a maximum of 200% of base salary. The actual bonus paid, if any, to Mr. Brathwaite is based 50% on achievement of quarterly and annual EPS targets and 50% on the performance of the Company’s Components business unit.